Exhibit 3(i)(b)

Ross Miller
Secretary of State
204 North Carson Street, Ste. 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: www.nvsos.gov
Filed in the office of Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 20090052267-03
Filing Date and Time: 01/22/2009 1:15 AM
Entity Number E0025002007-0
Certificate of Change Pursuant to NRS. 78.209

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209
For Nevada Profit Corporations

1.	Name of Corporation

Boatatopia

2.	The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3.	The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change.

100,000,000 shares of Common Stock, $0.001 par value

4.	The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

1,000,000,000 shares of Common Stock, $0.001 par value

5.	The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

10 shares of common stock for every 1 share of issued and outstanding shares of common stock

6.
The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

Fractional shares, if any, will be rounded up to the next whole share

7.	Effective date of filing (optional):

2/2/09

8.	Officer Signature: X /s/ Sam Deeb

CEO
TITLE
IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.